Exhibit 99.1

Vapor Corp. Reports Third Quarter 2015 Results

Gross Profit increases 57% to $1 million

Opened and acquired eleven new retail locations in past three months

DANIA BEACH, Fla. – November 16, 2015 – Vapor Corp. (NASDAQ CM: VPCO, VPCOU) (“Vapor” or the “Company”), a leading U.S.-based distributor and retailer of vaporizers, e-liquids and e-cigarettes, today announced its financial and operating results for the third quarter ended September 30, 2015.

Third Quarter 2015 Financial Highlights

●	Public Offering

On July 29, 2015, the Company closed a public offering for net proceeds of $38.7 million.

●	Gross Profit Increase

Gross profit grew $370,000 or 57% to $1,018,000 in the third quarter of 2015 compared to $648,000 in the third quarter of 2014. Gross profit from retail stores grew to $640,000 in the third quarter of 2015. The improved operating profit was attributable to the Company’s acquisition and opening retail store locations in 2015.

●	Retail Store Revenue grew to $984,000 in Q3 2015

Retail store revenue represented 34% of the Company’s total revenues for the three months ended September 30, 2015. Retail store revenue grew to $984,000 in the third quarter of 2015. This increase was primarily due to the Company’s retail vape store expansion strategy. As the Company acquires more stores, management expects retail sales to increase in the future.

●	Net Loss Reduced by $393,000 or 8% in Q3 2015 vs Q3 2014

Net loss allocable to common shareholders decreased by $393,000 or 8% to $4,443,000 for the third quarter 2015 compared to a net loss of $4,836,000 for the third quarter 2014. Adjusted EBITDA loss, a non-GAAP financial measure, declined to $2,224,800 for the third quarter 2015 compared to an Adjusted EBITDA of $2,253,000 for the third quarter 2014. This reduction was a result of a benefit from operating more vape stores for the third quarter. Operating loss increased $227,000, or 9%, to $2,878,000 for the third quarter 2015 compared to a net loss of $2,651,000 for the third quarter 2014. The increase was due to higher labor costs for the retail locations acquired and opened in 2015, and the costs for closing retail kiosks.

Exhibit 99.1

“We have delivered on our expansion strategy by opening and acquiring 11 additional vape retail stores, further strengthening our position in this vast growing industry. We currently operate a total of 21 retail locations, with each new store contributing to the growth of our revenue and putting us on the path towards profitability. As we achieved a higher gross profit during the quarter, we are continuing to invest and build out our retail footprint,” said Jeff Holman, Chief Executive Officer of Vapor Corp.

Gina Hicks, Chief Financial Officer of Vapor Corp, added, “With effective management of our retail store expansion and cost control, the Company’s gross profit has grown during this quarter. Retail store sales represented 52% of our total quarterly net sales, and with the addition of retail stores we anticipate the retail sales will continue to grow”.

Recent Business Highlights

●	The opening and acquisition of 11 new stores across four states is key to the Company’s aggressive expansion efforts to develop a national infrastructure throughout the country.

●	Acquired Vulcan Vape in November 2015, an established three-store retail vape chain with locations in Birmingham, AL., Atlanta, GA., and Nashville, TN. The Vulcan Vape stores opened in Birmingham in May 2011, Atlanta in September 2013, and Nashville in April 2013.

●	Acquired three established retail stores located in Atlanta, GA. in October 2015. The Atlanta stores opened in February 2014, April 2014 and September 2015.

●	Acquired an established vape store located in Fort Myers, FL, in September 2015. We now operate seven retail stores in southwest Florida.

●	Acquired two established retail vape stores, located in Gainesville, FL in September 2015.

●	Opened two new retail stores in Orlando, FL in August 2015.

Non-GAAP Financial Measure

This press release includes both financial measures in accordance with Generally Accepted Accounting Principles, or GAAP, as well as a non-GAAP financial measure. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. Non-GAAP financial measures should be viewed as supplemental to, and should not be considered as alternatives to net income (loss), operating income (loss), and cash flows from operating activities, liquidity or any other financial measures. They may not be indicative of the historical operating results of Vapor nor are they intended to be predictive of potential future results. Investors should not consider non-GAAP financial measures in isolation or as substitutes for performance measures calculated in accordance with GAAP.

Exhibit 99.1

Our management uses and relies on Adjusted EBITDA, a non-GAAP financial measure, we define as net loss allocable to common shareholders before interest expense, income taxes, depreciation and amortization, stock-based compensation, non-cash change in fair value of derivatives, non-recurring acquisition, offerings, restructuring, or other expenses, loss on debt extinguishment, loss on sale or abandonment of assets, and goodwill impairment, if any. We believe that both management and shareholders benefit from referring to the following non-GAAP financial measure in planning, forecasting and analyzing future periods. Our management uses this non-GAAP financial measure in evaluating its financial and operational decision making and as a means to evaluate period-to-period comparison. Our management recognizes that the non-GAAP financial measure has inherent limitations because of the excluded items described below.

We have included a reconciliation of our non-GAAP financial measure to the most comparable financial measures calculated in accordance with GAAP. We believe that providing the non-GAAP financial measure, together with the reconciliation to GAAP, helps investors make comparisons between Vapor and other companies. In making any comparisons to other companies, investors need to be aware that companies use different non-GAAP measures to evaluate their financial performance. Investors should pay close attention to the specific definition being used and to the reconciliation between such measure and the corresponding GAAP measure provided by each company under applicable SEC rules.

About Vapor Corp.

Vapor Corp., a NASDAQ company, is a U.S. based distributor and retailer of vaporizers, e-liquids and electronic cigarettes. It recently acquired the retail store chain “The Vape Store” as part of a merger with Vaporin, Inc. The Company’s innovative technology enables users to inhale nicotine vapor without smoke, tar, ash or carbon monoxide. Vapor Corp. has a streamlined supply chain, marketing strategies and wide distribution capabilities to deliver its products. The Company’s brands include VaporX®, Krave®, Hookah Stix® and Vaporin™ and are distributed to retail stores throughout the U.S. and Canada. The Company sells direct to consumer via e-commerce and Company-owned brick-and-mortar retail locations operating under “The Vape Store” brand.

Safe Harbor Statement

This press release includes forward-looking statements including statements regarding future profitability, opening up to 20-30 new vape stores and minimizing future product returns. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. The results anticipated by any or all of these forward-looking statements might not occur. Important factors that could cause actual results to differ from those in the forward-looking statements include a shift in consumer preferences, contractual difficulties which adversely affect Vapor’s acquisition strategy and future federal and/or state regulation regarding vaporizers and tobacco alternatives. Further information on our risk factors is contained in our filings with the SEC, including the Prospectus dated July 23, 2015. We undertake no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise.

Contacts:

Media Relations: Caitlin Kasunich

KCSA Strategic Communications

ckasunich@kcsa.com / (212) 896-1241

Investor Relations: Jeffrey Goldberger / Garth Russell

KCSA Strategic Communications

jgoldberger@kcsa.com / grussell@kcsa.com

(212) 896-1249 / (212) 896-1250

Exhibit 99.1

	For the Three Months Ended
	September 30,
	2015	2014	2015 to 2014 Change $
	(Unaudited)	(Unaudited)
SALES:
Wholesale and online sales, net	$1,894,822	$2,673,926	$(779,104)
Retail sales, net	984,323	-	984,323
Total Sales	2,879,145	2,673,926	205,219

Cost of sales wholesale and online	1,517,327	2,026,422	(509,095)
Cost of sales retail	343,528	-	343,528
GROSS PROFIT	1,018,290	647,504	370,786

EXPENSES:
Advertising	101,088	671,817	(570,729)
Selling, general and administrative	3,364,475	2,626,638	737,837
Retail kiosk closing cost	430,334	-	430,334
Total operating expenses	3,895,897	3,298,455	597,442
Operating loss	(2,877,607)	(2,650,951)	(226,656)

OTHER INCOME (EXPENSES):
Costs associated with underwritten offering	(5,279,003)	-	(5,279,003)
Amortization of debt discounts	(67,797)	-	(67,797)
Amortization of deferred financing costs	(32,857)	-	(32,857)
Loss on debt extinguishment	(1,544,044)	-	(1,544,044)
Non-cash change in fair value of derivatives	45,209,758	-	45,209,758
Stock-based expense in connection with waiver agreements	(1,757,420)	-	(1,757,420)
Interest income	7,183	-	7,183
Interest expense	(23,244)	(8,107)	(15,137)
Interest expense-related party	(10,212)	-	(10,212)
Total other income (expense)	36,502,364	(8,107)	36,510,471

Income (loss) before for income tax benefit	33,624,757	(2,659,058)	36,283,815
Income tax benefit (expense)	-	(2,177,057)	2,177,057
NET INCOME (LOSS)	33,624,757	(4,836,115)	38,460,872

Deemed dividend	(38,068,021)	-	(38,068,021)
NET LOSS ALLOCABLE TO COMMON SHAREHOLDERS	$(4,443,264)	$(4,836,115)	$392,851

Exhibit 99.1

	For the Three Months Ended
	September 30,
	2015	2014
	(Unaudited)	(Unaudited)
Reconciliation of Adjusted EBITDA to net loss allocable to common stockholders:
NET LOSS ALLOCABLE TO COMMON SHAREHOLDERS	$(4,443,264)	$(4,836,115)
Interest	33,456	8,107
Income tax benefit (expense)	-	2,177,057
Depreciation and Amortization	139,971	6,937
Costs associated with underwritten offering	5,279,003	-
Deemed dividend	38,068,021	-
Non-cash change in fair value of derivatives	(45,209,758)	-
Stock-based expense in connection with waiver agreements	1,757,420	-
Loss on debt extinguishment	1,544,044	-
Amortization of debt discounts and deferred financing costs	100,654	-
Stock-based compensation expense	75,313	391,236
Retail kiosk closing costs	430,334	-
Adjusted EBITDA	$(2,224,806)	$(2,252,778)